UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 11, 2005

Plantronics, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2005, Plantronics, Inc., a Delaware corporation (“Plantronics”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Sonic Acquisition Corporation, a Pennsylvania corporation and direct wholly-owned subsidiary of Plantronics (the “Merger Sub”), and Altec Lansing Technologies, Inc., a Pennsylvania corporation (“Altec Lansing”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Altec Lansing, with Altec Lansing continuing as the surviving corporation and a wholly-owned subsidiary of Plantronics (the “Merger”).

Merger Agreement

At the effective time and as a result of the Merger, Plantronics will acquire all of the issued and outstanding capital stock and all of the issued and outstanding options of Altec Lansing for a cash purchase price of approximately $166 million. At the effective time, Plantronics will place $10 million of the cash purchase price in escrow as security for the indemnification obligations of the Altec Lansing shareholders under the Merger Agreement.

Altec Lansing has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) not to solicit proposals relating to alternative business combination transactions, and (iv) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval and adoption of the Merger Agreement and approval of the Merger by the shareholders of Altec Lansing, (ii) absence of any law or order prohibiting the consummation of the Merger, and (iii) subject to certain exceptions, the accuracy of the representations and warranties.

The Merger Agreement contains certain termination rights for both Plantronics and Altec Lansing.

The acquisition is expected to close in August 2005. A copy of the press release announcing this transaction is furnished as Exhibit 99.1 to this Current Report on Form 8K.

Item 9.01 Financial Statements and Exhibits

Exhibits:

Exhibit 99.1 Press Release dated July 11, 2005

SIGNATURE

PLANTRONICS, INC.

Date: July 11, 2005	By:	/s/ Barbara Scherer
Barbara Scherer
Senior Vice President and Chief Financial Officer